Exhibit 8.1

[Letterhead of Smith, Gambrell & Russell, LLP]

July 28, 2003

AirTran Holdings, Inc.

AirTran Airways, Inc.

955 AirTran Boulevard

Orlando, Florida 32827

Re:	AirTran Holdings, Inc. 7% Convertible Notes due 2023 and Common Stock Issuable Upon Conversion of the Notes

Ladies and Gentlemen:

We have acted as tax counsel to AirTran Holdings, Inc., a Nevada corporation (the “Company”) and AirTran Airways, Inc., a Delaware corporation (the “Guarantor”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, of the Company’s and the Guarantor’s Registration Statement on Form S-3 (the “Registration Statement”), of which the preliminary Prospectus forms a part (the “Prospectus”). The Registration Statement relates to $125,000,000 aggregate principal amount of the Company’s 7% Convertible Notes due 2023 (the “Notes”), and shares of the Company’s common stock issuable upon conversion thereof and the guarantee issued in connection with the Notes (the “Guarantee”). The Notes were issued pursuant to an Indenture, dated as of May 7, 2003 (the “Indenture”), between the Company, the Guarantor and Wilmington Trust Company, as trustee.

As tax counsel to the Company and the Guarantor, we have made such legal and factual examinations and inquiries and obtained such advice, assurances, and certificates as we have deemed necessary and advisable under the circumstances in order to render this opinion, including, but not limited to, an examination of originals or copies of the following:

(a) the Registration Statement and Prospectus;

(b) the Purchase Agreement, dated May 1, 2003, among the Company, the Guarantor and Morgan Stanley & Co. Incorporated, Raymond James and Associates, Inc., Citigroup Global Markets, Inc., and Blaylock & Partners, L.P. (the “Initial Purchasers”), with respect to the issue and sale by the Company and the purchase by the Initial Purchasers of the Notes;

(c) the Indenture;

(d) the form of the Notes, as attached as an exhibit to the Indenture; and

(e) the Registration Rights Agreement, dated as of May 7, 2003, between the Company, the Guarantor and the Initial Purchasers.

AirTran Holdings, Inc.

July 28, 2003

The term “Documents” as used in this opinion letter refers to the documents listed in paragraphs (b) through (e) above.

In our examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties contained in the Documents and certificates and oral and written statements and other information of or from representatives of the Company, the Guarantor, their subsidiaries, and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein. To the extent it may be relevant to the opinions expressed herein, we have assumed that parties to the Documents other than the Company and the Guarantor have the power to enter into and perform such agreements and that such agreements have been duly authorized, executed, and delivered by such other parties and constitute legal, valid, and binding obligations of such other parties, enforceable against such parties in accordance with their terms, and that such parties will comply with all other obligations under the Documents and all laws applicable thereto.

Subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that the statements in the Prospectus under the caption “United States Federal Income Tax Considerations,” insofar as such statements constitute a summary of the United States federal income tax laws referred to therein, accurately summarize in all material respects the United States federal income tax laws referred to therein.

We express no opinions other than as expressly set forth herein. Our opinion is given as of the date hereof. We undertake no obligation to supplement this letter if any applicable laws change after the date hereof, or if we become aware of any facts that might change the opinions expressed herein after the date hereof, or for any other reason. This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

We hereby consent to the use of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

AirTran Holdings, Inc.

July 28, 2003

Very truly yours,

/s/ David W. Santi

David W. Santi

DWS/pwm